Exhibit 99.1

Lifetime Brands Announces Improved First Quarter 2010 Results

Garden City, NY, May 6, 2010 -- Lifetime Brands, Inc. (NASDAQ: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced its results for the first quarter ended March 31, 2010.

Net sales for the quarter were $88.7 million, as compared to $90.2 million for the first quarter of 2009. Wholesale segment net sales were $82.1 million, as compared to $83.6 million, a decrease of $1.5 million. In the 2009 period, the Company recorded $3.4 million of non-recurring net sales attributable to the going-out-of-business sale of a customer that was liquidated in 2009. Excluding these non-recurring net sales, the Company’s net sales increased by $1.9 million, as compared to the 2009 period. Direct to consumer segment net sales for the first quarter of 2010 were $6.6 million, unchanged from net sales of $6.6 million in the first quarter of 2009.

For the three months ended March 31, 2010, gross margin as a percentage of net sales for the wholesale segment increased by 400 basis points to 37.0%, as compared to 33.0% for the 2009 period. Gross margin in the 2010 quarter benefitted from a more favorable product mix, the absence of the non-recurring net sales, lower royalty expense and lower freight costs than in the 2009 period. Gross margin for the direct-to-consumer segment decreased slightly, from 67.4% to 66.6%, reflecting a higher level of promotions in the 2010 period.

Adjusted EBITDA for the first quarter of 2010 was $5.7 million, as compared to $588 thousand in the 2009 period.  Trailing twelve months Adjusted EBITDA through March 31, 2010 was $37.2 million. Adjusted EBITDA is a non-GAAP measure, which the Company defines as net income (loss) before interest, taxes, depreciation and amortization, restructuring expenses, goodwill and intangible asset impairment and stock compensation expense, as shown in the table below.

Net income for the quarter was $729 thousand, or $0.06 per diluted share, as compared to a net loss of $6.0 million, or $0.50 per diluted share, for the first quarter of 2009. The 2009 period net loss included $824 thousand of restructuring charges, equal to $0.04 per diluted share.

Jeffrey Siegel, Chairman, Chief Executive Officer and President, commented, “We are pleased to deliver a profitable first quarter. Following our strategy of offering trusted brands and outstanding design at significant values, we grew our Mikasa® brand in all tabletop categories and re-energized the Pfaltzgraff® brand in casual dinnerware, while our new Design for Living® line of water bottles and thermal mugs continued to grow.

“Our first-quarter 2010 results benefitted from our 2008 and 2009 restructuring and inventory reduction efforts. Selling, General and Administrative Expenses in this year’s first quarter decreased 6.4% compared to the 2009 period.

“Our strong cash flow and our continued focus on reducing inventories resulted in significant balance sheet improvements at March 31, 2010, as compared to the balance sheet at March 31, 2009.  Inventory at March 31, 2010 was $101.8 million, as compared to $131.9 million at March 31, 2009. Bank borrowings were $20.1 million at March 31, 2010, as compared to $79.7 million at March 31, 2009.

“Grupo Vasconia S.A.B., in which we own a 30% interest, continued its trend of positive results. Consolidated net income in the first quarter of 2010 increased 29.7% to $2.3 million from $1.8 million in the first quarter of 2009. Lifetime’s equity in Grupo Vasconia’s earnings for the quarter, net of taxes, increased to $670 thousand from $422 thousand in the 2009 period.

“Throughout 2010, we plan to continue our focus on expanding our market share, improving our gross margin, controlling expenses and reducing inventory.

“The severe inventory destocking by retailers, which affected the Company by dampening demand in late 2008 and throughout most of 2009 abated in the fourth quarter. As a result, for the first time in over a year, retailers’ purchases were driven more by consumer demand than by internal company targets.

“We believe that consumers generally remain cautious and that overall demand continues to reflect the ongoing high levels of unemployment and underemployment. Nevertheless, comparisons of retail sales for the first quarter of 2010 with the first quarter of 2009 exceeded most expectations and we are encouraged by indications that consumer confidence is moving upward and that consumer spending will follow.

“If business conditions continue to improve, the Company’s results for 2010 should exceed our earlier expectations.”

First-Quarter 2010 Conference Call

Lifetime has scheduled a conference call for Thursday, May 6, 2010 at 11:00 a.m. ET to discuss its first-quarter 2010 results. The dial-in number for the call is 706-679-7464; the conference ID is #70239763. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through Thursday, May 13, 2010 and can be accessed by dialing 706-645-9291, conference ID #70239763. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaMōda®, Design for Living®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, Senior Vice President
516-203-3500	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2010	2009

Net sales	$88,736	$90,214

Cost of sales	53,952	58,148
Distribution expenses	10,133	11,048
Selling, general and administrative expenses	22,124	23,567
Restructuring expenses	―	824

Income (loss) from operations	2,527	(3,373)

Interest expense	(2,429)	(2,873)

Income (loss) before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	98	(6,246)

Income tax provision	(39)	(135)
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	670	422

NET INCOME (LOSS)	$729	$(5,959)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE	$0.06	$(0.50)

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$754	$682
Accounts receivable, less allowances of $16,848 at 2010 and $16,557 at 2009	55,335	61,552
Inventory	101,811	103,931
Prepaid expenses and other current assets	8,054	7,685
Income taxes receivable	36	―
TOTAL CURRENT ASSETS	165,990	173,850

PROPERTY AND EQUIPMENT, net	40,227	41,623
INTANGIBLE ASSETS, net	37,472	37,641
INVESTMENT IN GRUPO VASCONIA, S.A.B.	22,114	20,338
OTHER ASSETS	2,851	3,271
TOTAL ASSETS	$268,654	$276,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank borrowings	$20,070	$24,601
Accounts payable	24,335	21,895
Accrued expenses	21,019	29,827
Deferred income tax liabilities	207	207
Income taxes payable	―	680
TOTAL CURRENT LIABILITIES	65,631	77,210

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	20,632	20,527
DEFERRED INCOME TAXES	5,007	4,447
CONVERTIBLE NOTES	71,232	70,527

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,016,273 in 2010 and 12,015,273 in 2009	120	120
Paid-in capital	130,318	129,655
Accumulated deficit	(18,220)	(18,949)
Accumulated other comprehensive loss	(6,066)	(6,814)
TOTAL STOCKHOLDERS’ EQUITY	106,152	104,012
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$268,654	$276,723

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands)

Adjusted EBITDA –Trailing Twelve Months

Adjusted EBITDA for the three months ended:
March 31, 2010	$5,728
December 31, 2009	15,558
September 30, 2009	11,611
June 30, 2009	4,258
Adjusted EBITDA – trailing twelve months	$37,155

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Net income (loss) reported	$729	$5,048	$4,879	$(1,253)
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(670)	(534)	(703)	(294)
Add:
Provision for income taxes	39	1,311	153	281
Interest expense	2,429	4,124	3,294	2,894
Depreciation and amortization	2,542	3,214	2,770	2,810
Restructuring expenses	―	1,784	671	(663)
Stock compensation expense	659	611	547	483
Adjusted EBITDA	$5,728	$15,558	$11,611	$4,258

Three months ended March 31, 2009
Net income (loss) reported	$(5,959)
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(422)
Add:
Provision for income taxes	135
Interest expense	2,873
Depreciation and amortization	2,678
Restructuring expenses	824
Stock compensation expense	459
Adjusted EBITDA	$588